                                  SCHEDULE 14A
                                 (RULE 14a-101)


           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement

[ ]  Confidential, for use of the Commission only
     (as permitted by Rule 14a-6(e)(2))

[x]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-ll(c) or Rule 14a-12

                                Paxar Corporation
                (Name of Registrant as Specified In Its Charter)

                                Paxar Corporation
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:___________________________

        (2) Aggregate number of securities to which transaction applies:__________________________

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1________________________

        (4) Proposed maximum aggregate value of transaction:__________________

        (5) Total fee paid:__________________

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-ll(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)      Amount Previously Paid:$______________

        (2)      Form, Schedule or Registration Statement No.: _______________

        (3)      Filing Party: _________________

        (4)      Date Filed: __________________

[PAXAR LOGO]

Dear Fellow Shareholders:

I take pleasure in inviting each of you to attend Paxar Corporation's Annual Meeting of Shareholders on Thursday, May 4, 2000, at 9:30 a.m. at the RIHGA Royal Hotel, 151 West 54th Street, New York, New York. I am also pleased to provide you with your Company's 1999 Annual Report and the Proxy Statement attached to this letter.

We are very pleased that Mr. Paul J. Griswold, President and Chief Operating Officer, is a nominee for the first time. Mr. Warren Flick, Co-Chairman of e-Save Network, Inc. and former President and Chief Operating Officer of U.S. Kmart Stores is also a nominee for the first time.

At this year's Annual Meeting, you will be asked to approve, among other things, an increase in the number of shares that can be issued under the 1994 Paxar Employee Stock Purchase Plan, in which all employees may participate. In addition, you will also be asked to approve the Paxar 2000 Long-Term Performance and Incentive Plan, which will replace Paxar's existing stock option plans. The new Plan provides for incentives, stock options and other awards that are designed to provide participants with an increased proprietary interest in our Company. Your vote on these matters is important and we appreciate your continued support.

Shareholders of record can vote their shares at the Meeting or by marking their votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed envelope. If you will need special assistance to attend the meeting, please contact my office at the address above.

Very truly yours,

/s/ Arthur Hershaft
Arthur Hershaft
Chairman of the Board
March 31, 2000

                             YOUR VOTE IS IMPORTANT
              PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD

                               PAXAR CORPORATION

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                             MAY 4, 2000, 9:30 A.M.
                               RIHGA ROYAL HOTEL
                              151 WEST 54TH STREET
                            NEW YORK, NEW YORK 10019

To the Shareholders of Paxar Corporation:

We will hold the Annual Meeting of Shareholders of Paxar Corporation, a New York corporation, at the time and place indicated above. The items of business to be placed before the Meeting are:

     1. To elect five Directors to serve for a two-year term and one Director to serve for a one-year term;

     2. To increase the shares authorized for issuance under the Paxar Employee Stock Purchase Plan by an additional 1,000,000 shares;

     3. To approve and adopt the Paxar 2000 Long-Term Performance and Incentive Plan;

     4. To ratify the appointment of Arthur Andersen LLP as our independent public accountants for the year ending December 31, 2000; and

     5. To transact any other business as may properly come before the Meeting.

These items are more fully described in the following pages, which are hereby made part of this Notice. You must be a Shareholder of record at the close of business on March 24, 2000 to be entitled to notice of the 2000 Annual Meeting and to vote at the 2000 Annual Meeting.

                                         By Order of the Board of Directors,

                                         /s/ Robert Stone
                                         Robert S. Stone, Secretary

White Plains, New York
March 31, 2000

                             YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the 2000 Annual Meeting, please promptly complete, sign and date your enclosed proxy card, which is solicited by the Board of Directors, and return it to us in the enclosed envelope. You may revoke your proxy at any time before it is voted. If you do execute a proxy, you may still attend the 2000 Annual Meeting and vote in person if you prefer.

                               TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL
   MEETING...........................    1
Information About Attending the
   Annual Meeting....................    1
Information About this Proxy
   Statement.........................    1
Information About Voting.............    1
Information About Votes Necessary for
   Action to Be Taken................    2
ACTIONS TO BE TAKEN AT THE ANNUAL
   MEETING...........................    3
PROPOSAL 1: ELECTION OF SIX
   DIRECTORS.........................    3
Biographical Information About
   Nominees..........................    3
Biographical Information about
   Directors.........................    4
MEETINGS OF THE BOARD OF DIRECTORS
   AND INFORMATION REGARDING
   COMMITTEES........................    5
SECURITY OWNERSHIP OF CERTAIN
   BENEFICIAL OWNERS AND
   MANAGEMENT........................    6
EXECUTIVE COMPENSATION...............    8
Option Grants in Last Fiscal Year....    8
Aggregated Option Exercises in Last
   Fiscal Year and Fiscal Year End
   Option Values.....................    9
Compensation of Directors............    9
Employment Contracts and Termination
   and Change of Control
   Arrangements......................   10
Compensation Committee Interlocks and
   Insider Participation.............   12
Report of the Compensation Committee
   of the Board of Directors on
   Executive Compensation............   12
PERFORMANCE GRAPH....................   13
CERTAIN RELATIONSHIPS AND RELATED
   TRANSACTIONS......................   14
PROPOSAL 2: TO INCREASE THE SHARES
   AUTHORIZED FOR ISSUANCE UNDER THE
   PAXAR EMPLOYEES STOCK PURCHASE
   PLAN..............................   15
PROPOSAL 3: TO APPROVE AND ADOPT THE
   PAXAR 2000 LONG-TERM PERFORMANCE
   AND INCENTIVE PLAN................   15
Description of the 2000 Plan.........   15
New Plan Benefits....................   16
PROPOSAL 4: RATIFICATION OF
   INDEPENDENT PUBLIC ACCOUNTANTS....   17
SECTION 16(a) BENEFICIAL REPORTING
   COMPLIANCE........................   18
DEADLINE FOR RECEIPT OF SHAREHOLDER
   PROPOSALS.........................   18
PAXAR'S ANNUAL REPORT ON FORM 10-K...   18
APPENDIX A -- PAXAR CORPORATION AUDIT
              COMMITTEE CHARTER
              ADOPTED JULY 31, 1998;
              AMENDED NOVEMBER 16,
              1999
APPENDIX B -- PAXAR 2000 LONG-TERM
              PERFORMANCE AND
              INCENTIVE PLAN
APPENDIX C -- PAXAR 2000 LONG-TERM
              PERFORMANCE AND
              INCENTIVE PLAN FEDERAL
              INCOME TAX CONSEQUENCES

                               PAXAR CORPORATION
                            105 CORPORATE PARK DRIVE
                          WHITE PLAINS, NEW YORK 10604
                                 (914) 697-6800
                            ------------------------

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
                            ------------------------

                      INFORMATION ABOUT THE ANNUAL MEETING

INFORMATION ABOUT ATTENDING THE ANNUAL MEETING

Our 2000 Annual Meeting of Shareholders will be held on Thursday, May 4, 2000 at the RIHGA Royal Hotel, 151 West 54th Street, New York, New York 10019, at 9:30 a.m. All shareholders of record at the close of business on March 24, 2000, may attend and vote at the Annual Meeting.

INFORMATION ABOUT THIS PROXY STATEMENT

We sent you this Proxy Statement and the enclosed Proxy Card because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares. We began mailing these proxy materials on March 31, 2000 to all shareholders of record at the close of business on March 24, 2000. We will bear the entire expense of soliciting these proxies by use of the mails.

INFORMATION ABOUT VOTING

You can vote on matters coming before the Annual Meeting by proxy or in person:

- for all, some or none of the nominees for director;

- for or against the increase of shares authorized for issuance under the Paxar Employee Stock Purchase Plan by 1,000,000 shares;

- for or against the approval and adoption of the Paxar 2000 Long-Term Performance and Incentive Plan;

- for or against the ratification of Arthur Andersen LLP as independent accountants for the year ending December 31, 2000.

If you vote by proxy, you can vote by signing, dating and returning the proxy card. If you do this, the individuals named on the card will be your proxies and they will vote your shares in the manner you indicate.

If you do not indicate instructions on the card, your proxies will vote your shares FOR the election of directors, FOR the approval of the increase of shares authorized for issuance under the Paxar Employee Stock Purchase Plan by 1,000,000 shares, FOR the approval and adoption of the Paxar 2000 Long-Term Performance and Incentive Plan, and FOR the ratification of Arthur Andersen as our independent accountants for 2000.

The Board of Directors anticipates that all of the nominees will be available for election and does not know of any other matters that may be brought before the Annual Meeting. If any other matter should come before the Annual Meeting or any of the nominees for director is not available for election, your proxies will have discretionary authority to vote in accordance with their best judgment in such matters unless the proxy card is marked to the contrary.

If you vote in person, you may attend the Annual Meeting and cast your vote there. You may do this even if you have signed and returned the enclosed proxy card.

You may revoke the proxy at any time before it is voted by sending a written notice of revocation to our Secretary, Robert S. Stone, by providing a later dated proxy, or by voting in person at the Annual Meeting. If you want to vote at the 2000 Annual Meeting, but your shares are held in the name of a broker or other nominee, you should obtain a proxy from your nominee naming you as its proxy to vote the shares.

INFORMATION ABOUT VOTES NECESSARY FOR ACTION TO BE TAKEN

As of March 24, 2000, there were 46,535,867 shares of our common stock issued and outstanding. The common stock is the only outstanding class of securities entitled to vote. Each share has one vote. Only shareholders of record as of the close of business on March 24, 2000 will be entitled to vote at the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting for examination by any shareholder. The presence at the Annual Meeting, either in person or by proxy, of holders of at least a majority of the shares outstanding on March 24, 2000, is necessary to have a quorum allowing us to conduct business at the Annual Meeting.

The following votes are required to approve each Proposal at the Annual Meeting:

- We will elect five Directors for a two-year term and one Director for a one-year term at the Annual Meeting by a plurality of all the votes cast for directors at the Annual Meeting. This means that the six nominees for Director with the most votes will be elected.

- The affirmative vote by the holders of a majority of the votes cast is required for the approval of the increase in shares for the Paxar Employee Stock Purchase Plan, the approval and adoption of the Paxar 2000 Long-Term Performance and Incentive Plan, the ratification of the appointment of Arthur Andersen as our independent public accountants for the year ending December 31, 2000, and such other business as may properly come before the meeting.

Proxies marked "abstain" with respect to proposals other than the election of directors and proxies marked to deny discretionary authority on all other matters will only be counted for the purpose of determining the presence of a quorum on those proposals. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.

                   ACTIONS TO BE TAKEN AT THE ANNUAL MEETING

PROPOSAL 1. ELECTION OF FIVE DIRECTORS FOR A TWO-YEAR TERM AND ONE DIRECTOR FOR A ONE-YEAR TERM.

Our Board consists of two classes of directors, each of which is elected in alternate years and serves for a two-year term and until their successors are duly elected and qualified. At this year's Annual Meeting, four persons, all incumbents who have served a two-year term, have been nominated to the Board. In addition, Paul J. Griswold, our President and Chief Operating Officer, has been nominated to fill a vacancy in the class that was elected at the 1999 Annual Meeting, and Warren Flick, Co-Chairman of e-Save Network, Inc., has been nominated for a two-year term.

Proxies not marked to the contrary will be voted "FOR" the election of the following six persons:

NAME                          AGE      POSITION WITH THE COMPANY      DIRECTOR SINCE
----                          ---    -----------------------------    --------------
Arthur Hershaft.............  62     Chairman and Chief Executive          1961
                                     Officer
Paul J. Griswold............  48     President and Chief Operating           --
                                     Officer
Thomas R. Loemker...........  69     Director                              1987
Walter W. Williams..........  65     Director                              1993
James C. McGroddy...........  63     Director                              1998
Warren Flick................  56     Nominee                                 --

BIOGRAPHICAL INFORMATION ABOUT NOMINEES

ARTHUR HERSHAFT has served as Chairman of the Board and Chief Executive Officer of the Company since 1980. He also served as President from January 1998 to October 1999.

PAUL J. GRISWOLD has served as our President and Chief Operating Officer since February 2000. Prior to that time Mr. Griswold was Senior Vice President, Protective Packaging and Internal Operations, at Pactiv Corporation, formerly Tenneco Packaging. Prior to joining Tenneco in 1994, he was Vice President of Packaging Development and Procurement for Pepsi International.

THOMAS R. LOEMKER was our Vice Chairman of the Board of Directors from September 1992 until September 1994. Mr. Loemker was also Chairman of the Board of Directors of Monarch Marking Systems, Inc. from 1995 to 1997.

WALTER W. WILLIAMS has been a self-employed consultant since 1991. Mr. Williams was previously employed by Rubbermaid Inc. in various capacities from 1987 until 1991, including Chairman and Chief Executive Officer. From 1956 to 1987 he was employed by General Electric Co. in various capacities. Mr. Williams is a member of the Board of Directors of the Stanley Works, Corrpro Companies, Inc. and Enamelon, Inc.

JAMES C. MCGRODDY, PH.D., has been a self-employed consultant since 1997. Dr. McGroddy was employed by International Business Machines Corporation in various capacities from 1965 through December 1996. From January 1996 through December 1996, Dr. McGroddy served as Senior Vice President and Special Advisor to the Chairman of IBM. From May 1989 to December 1995, Dr. McGroddy was Senior Vice President of Research of IBM with responsibility for approx-imately 2,500 technical professionals in IBM's seven research laboratories around the world. Dr. McGroddy is Chairman of the Board of Directors of Integrated Surgical Systems, Inc.

WARREN FLICK is Co-Chairman of e-Save Network, Inc., a privately held Internet marketing firm in which he is a principal investor. Mr. Flick is also Chairman of Warren Flick Associates, a strategic management and investment corporation. From 1996 to 1997, Mr. Flick was President and Chief Operating Officer of U.S. K-Mart Stores and a member of its Board of Directors. Prior to joining K-Mart, he was Chairman and Chief Executive Officer of Sears Mexico in Mexico City from 1994 through 1995. His career at Sears Roebuck & Co. encompassed over 20 years, including 5 years as Corporate Group Vice President. He has been honored by the Fashion Industry and serves as Vice President and Director of The Fashion Association. Mr. Flick is a recipient of the prestigious "Retailer of the Year" Award from the Young Men's Fashion Association and has been recognized as the Midwest "Father of the Year" by the Mother's and Father's Day Council. Mr. Flick is a member of the Boards of Directors of Stride Rite Corporation and I Storm.com.

The terms of the following four directors do not expire until 2001, and accordingly, no vote is being taken on their re-election at this Annual Meeting. All of the following Directors are incumbents who were previously elected by the shareholders.

NAME                               AGE        POSITION WITH THE COMPANY        DIRECTOR SINCE
----                               ---    ---------------------------------    --------------
Victor Hershaft..................  57     Vice Chairman, President of               1989
                                          Apparel Identification and
                                          Director                                  1989
Jack Becker......................  64     Director                                  1987
Leo Benatar......................  70     Director                                  1993
David E. McKinney................  65     Director                                  1992

BIOGRAPHICAL INFORMATION ABOUT DIRECTORS

VICTOR HERSHAFT has served as our Vice Chairman since December 1998 and President of Apparel Identification since January 1998. Prior to that time he served in various executive capacities with us since 1989.

JACK BECKER is a practicing attorney in New York State and has been a principal of the law firm of Snow Becker Krauss P.C., our outside counsel since 1977. We have retained that firm as our principal outside counsel for more than the past three years, and we expect to retain it in that capacity for the current fiscal year. Mr. Becker is a director of AFP Imaging Corporation.

LEO BENATAR is an Associated Consultant with A.T. Kearney, Inc. Mr. Benatar was Chairman of the Board and Chief Executive Officer of Engraph, Inc. from 1981 to 1996. From 1992 to 1996, he was also a director and senior vice president of Sonoco Products, which acquired Engraph in 1992. Mr. Benatar is a member of the Board of Directors of Mohawk Industries, Inc., Johns Manville Corp., Interstate Bakeries Corporation, and Aaron Rents, Inc. He was chairman of the Federal Reserve Bank of Atlanta from 1993 until January 1996.

DAVID E. MCKINNEY is the President of the Metropolitan Museum of Art. He is also the Executive Secretary of the Thomas J. Watson Foundation and Director of the Thomas J. Watson Fellowship Program. Mr. McKinney was previously employed by International Business Machines Corporation in various capacities from 1956 until 1992, including Senior Vice

President and a Member of Corporate Management Board. Mr. McKinney is a member of the Board of Directors of Organization Resource Counselors; International Executive Services Corps; Fraunhofer Center for Research in Computer Graphics; and the New York Philharmonic. Mr. McKinney is also a fellow of Brown University.

                     MEETINGS OF THE BOARD OF DIRECTORS AND
                        INFORMATION REGARDING COMMITTEES

The Board of Directors held four meetings in 1999. All Directors attended at least 75% of the total number of Board meetings and of the meetings of committees on which each Director served.

The Board of Directors has three standing committees, an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. At their respective meetings on February 1, 2000, the Nominating and Governance Committee proposed, and the Board approved, an increase in the mandatory retirement age for Directors from 70 to 72.

THE AUDIT COMMITTEE is composed of Thomas R. Loemker (Chairman), Leo Benatar, and James C. McGroddy. The duties of the Audit Committee include recommending the engagement of independent auditors and reviewing and considering actions of management in matters relating to audit functions. The Committee reviews, with independent auditors, the scope and results of its audit engagement, the system of internal controls and procedures and reviews the effectiveness of procedures intended to prevent violations of laws and regulations. The Committee reviews our Business Ethics Program, including a review of environmental issues. The Audit Committee held four meetings in 1999. At its November 16, 1999 meeting, the Audit Committee amended the Audit Committee Charter previously adopted on July 31, 1998. A copy of the Charter, as amended, is Appendix A to this Proxy Statement. The amendments were implemented in order to assure our and the Committee's compliance with then pending regulatory proposals. On November 17, 1999, the Board of Directors reviewed and approved the Amended Charter and determined that the Committee members have the requisite independence and accounting or related financial expertise to meet all then pending and proposed regulatory standards.

THE COMPENSATION COMMITTEE is composed of David McKinney (Chairman), Walter Williams and Jack Becker. The duties of this Committee include recommending to the Board remuneration for our officers, determining the number and issuance of options under our 1990 Employee Stock Option Plan and 1997 Incentive Stock Option Plan, both of which will be succeeded by the Paxar 2000 Long-Term Performance and Incentive Plan, and recommending the establishment and monitoring of a compensation and incentive program for all of our executives. The Compensation Committee held two meetings in 1999.

THE NOMINATING AND GOVERNANCE COMMITTEE is composed of Leo Benatar (Chairman), Walter Williams and David E. McKinney. The duties of this Committee include recommending nominees to serve on the Board of Directors to fill vacancies, administering searches for executive officers and evaluating and improving the effectiveness of our organization. The Nominating and Governance Committee held two meetings in 1999. Shareholders desiring to recommend director candidates for consideration by the Nominating and Governance Committee may do so by writing to the Secretary of the Company, giving the recommended candidate's name, biographical data, and qualifications.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table indicates how many shares of common stock was beneficially owned, as of March 24, 2000 by (1) each person known by us to be the owner of more than 5% of the outstanding shares of common stock, (2) each director, (3) our Chief Executive Officer and each of our other four most highly compensated officers and (4) all directors and executive officers as a group. In general, "beneficial ownership" includes those shares a director or executive officer has the power to vote or the power to transfer, and stock options and other rights to acquire common stock that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. We based our calculation of the percentage owned on 46,535,867 shares outstanding on March 24, 2000. The address of each of the directors and executive officers listed below is c/o Paxar Corporation, 105 Corporate Park Drive, White Plains, New York 10604.

                                                                             PERCENTAGE OF
                                                                              OUTSTANDING
                                                     AMOUNT AND NATURE          SHARES
NAME AND ADDRESS                                  OF BENEFICIAL OWNERSHIP        OWNED
----------------                                  -----------------------    -------------
Arthur Hershaft.................................         4,097,088(1)             8.79%
Victor Hershaft.................................         1,158,010(2)             2.48%
Paul J. Griswold................................            20,000(3)                *
Jack R. Plaxe...................................           149,135(4)                *
James Wrigley...................................            14,118(5)                *
Paul Chu........................................            29,255(6)                *
Jack Becker.....................................           195,218(7)                *
Leo Benatar.....................................            39,084(8)                *
Thomas R. Loemker...............................           495,152(9)             1.06%
James C. McGroddy...............................            15,000(10)               *
David E. McKinney...............................            64,963(11)               *
Walter W. Williams..............................            48,623(12)               *
Warren Flick....................................             5,000                   *
Thomas W. Smith.................................         3,537,464(13)            7.60%(13)
   Thomas N. Tryforos
   323 Railroad Avenue
   Greenwich, CT 06830
All directors and executive officers as a group
   (14 persons).................................         6,411,731(14)           13.62%

---------------
   *   Represents less than 1% of our outstanding common stock.

 (1) Includes 89,589 shares issuable upon the exercise of presently exercisable stock options. Does not include options to purchase 85,976 shares of common stock which are not currently exercisable.

 (2) Includes 81,444 shares issuable upon the exercise of presently exercisable stock options. In addition, includes 186,740 shares owned of record by Mr. Hershaft's wife, as to which shares Mr. Hershaft disclaims beneficial ownership. Does not include options to purchase 112,820 shares of common stock which are not currently exercisable.

 (3) Does not include options to purchase 300,000 shares of common stock that are not presently exercisable or 50,000 shares of restricted stock that are not vested.

 (4) Includes 99,285 options to acquire a like number of shares of common stock. Does not include options to purchase 112,205 shares of common stock that are not currently exercisable.

 (5) Includes 14,062 options to acquire a like number of shares of common stock. Does not include options to purchase 28,750 shares of common stock that are not currently exercisable.

 (6) Includes 19,097 options to acquire a like number of shares of common stock. Does not include options to purchase 16,758 shares of common stock that are not currently exercisable.

 (7) Includes 48,623 options to acquire a like number of shares of common stock, 100,072 shares owned of record by Mr. Becker's wife, as to which shares Mr. Becker disclaims beneficial ownership, and 6,250 shares held by a charitable foundation of which Mr. Becker is the President.

 (8) Includes 32,021 options to acquire a like number of shares of common stock and 2,140 shares owned of record by Mr. Benatar's wife, as to which he disclaims beneficial ownership.

 (9) Includes 30,312 options to acquire a like number of shares of common stock and 22,070 shares owned of record by Mr. Loemker's wife.

(10) Includes 12,000 options to acquire a like number of shares of common stock.

(11) Includes 48,623 options to acquire a like number of shares of common stock. Does not include 1,406 shares owned by Mr. McKinney's wife, as to which Mr. McKinney disclaims beneficial ownership.

(12) Represents options to acquire a like number of shares of common stock.

(13) Represents shares of common stock beneficially owned as of December 31, 1999, as indicated on the report on Form 13G, by Messrs. Smith and Tryforos as investment managers for certain managed accounts consisting of three private investment limited partnerships, of which each of Messrs. Smith and Tryforos is a general partner, an employee profit sharing plan of a corporation of which Mr. Smith is the sole shareholder, for which both Messrs. Smith and Tryforos are trustees, and a trust for the benefit of a family member of Mr. Smith, for which Mr. Smith is a trustee. Each of Messrs. Smith and Tryforos has shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of 3,537,464 shares; Mr. Smith has sole power to vote and dispose of 498,564 shares and Mr. Tryforos has sole power to vote and dispose of 4,950 shares. The percentage of outstanding shares owned is based on the number of shares outstanding on March 24, 2000, and assumes no acquisition or dispositions by Messrs. Smith and Tryforos since December 31, 1999.

(14) Includes 526,179 shares issuable upon the exercise of currently exercisable options.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes the aggregate compensation that we paid to our Chief Executive Officer and our four other most highly compensated executive officers for services rendered during the last three fiscal years:

                                        ANNUAL           LONG TERM COMPENSATION
                                     COMPENSATION       -------------------------
                                   -----------------                  ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR    SALARY($)    BONUS($)    OPTIONS(#)(1)
---------------------------        ----    ---------    --------    -------------
Arthur Hershaft..................  1999    $420,000     $256,667        50,000
   Chairman and Chief              1998    $407,692           --        50,000
   Executive Officer               1997    $370,135     $147,450        37,500
Victor Hershaft..................  1999    $348,000     $130,818        25,000
   Vice Chairman and President     1998    $338,384     $ 16,107        25,000
   Apparel Identification          1997    $321,706     $102,550        25,000
Jack Plaxe.......................  1999    $249,000     $124,500        15,000
   Senior Vice President           1998    $234,423           --            --
   and Chief Financial Officer     1997    $ 59,223           --       105,031
James Wrigley....................  1999    $242,250     $139,858        10,000
   President, Paxar Europe
Paul Chu.........................  1999    $205,000     $119,538         7,500
   Managing Director, Paxar
   Far East

---------------
(1) Represents stock options granted under either our 1990 Employee Stock Option Plan or our 1997 Incentive Stock Option Plan, as adjusted for stock splits effectuated in the form of stock dividends and stock dividends declared and issued subsequent to the grant of such options.

OPTION GRANTS IN LAST FISCAL YEAR

The following table gives more information on stock options granted during the last fiscal year. We granted a total of 553,000 stock options to all of our employees in the year ended December 31, 1999.

                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                       NUMBER OF     PERCENT OF                                      ANNUAL RATES OF STOCK
                       SECURITIES   TOTAL OPTIONS                                   PRICE APPRECIATION FOR
                       UNDERLYING    GRANTED TO     EXERCISE OR                           OPTION TERM
                        OPTIONS     EMPLOYEES IN    BASE PRICE                      -----------------------
NAME                   GRANTED(#)    FISCAL YEAR      ($/SH)      EXPIRATION DATE       5%          10%
----                   ----------   -------------   -----------   ---------------   ----------   ----------
Arthur Hershaft......    40,106         7.25%         $ 9.188          2009          $227,628     $580,731
                          9,894         1.79%         $10.107          2004          $ 15,228     $ 45,403
Victor Hershaft......    25,000         4.52%         $ 9.188          2009          $141,892     $361,997
Jack Plaxe...........    15,000         2.71%         $ 9.188          2009          $ 85,135     $217,198
James Wrigley........    10,000         1.81%         $ 9.188          2009          $ 56,757     $144,799
Paul Chu.............     7,500         1.36%         $ 9.188          2009          $ 42,567     $108,599

Stock options granted under our 1990 Employee Stock Option Plan and 1997 Incentive Stock Option Plan are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. Under the terms of both plans, incentive stock options may be granted to our officers and other key employees for a maximum term of 10 years. The price per share of an incentive stock option may not be less than the fair market value of our common stock on the date the option is granted. However, incentive stock options granted to persons owning more than 10% of our common stock may not have a term in excess of five years and may not have an option price of less than 110% of the fair market value per share of our common stock on the date the option is granted. Only options granted up to a fair market value of $100,000 worth of common stock (the value being determined as of the date of the grant) exercisable for the first time during any calendar year can qualify as incentive stock options under the Internal Revenue Code.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

The following table shows the number and value of stock options that each of the persons named below exercised during the year ended December 31, 1999. It also shows the number of exercisable and unexercisable options each of those persons held at the end of 1999, as well as the amount he would have received had he exercised his options on December 31, 1999. On that date, the last reported sales price of our common stock was $8.4375.

                                                        NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS/SARS
                         SHARES                      OPTIONS/SARS AT FY-END(#)             AT FY-END($)(1)
                       ACQUIRED ON      VALUE      ------------------------------   ------------------------------
NAME                   EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE(1)   EXERCISABLE   UNEXERCISABLE(1)
----                   -----------   -----------   -----------   ----------------   -----------   ----------------
Arthur Hershaft......      --            --          93,891          131,502         $139,626              --
Victor Hershaft......      --            --          57,812           61,134         $ 88,574          $2,527
Jack Plaxe...........      --            --          52,515           67,516               --              --
James Wrigley........      --            --           9,062           19,688               --              --
Paul Chu.............      --            --          12,675           16,922         $ 15,910          $  982

---------------
(1) The figures have been adjusted for stock splits effectuated in the form of stock dividends, and stock dividends declared and issued subsequent to the date of grant of such options.

COMPENSATION OF DIRECTORS

Directors who are also our employees receive no fee for their services as directors. We established a policy in 1993 to compensate each of our outside directors, and amended the policy at the February 1, 2000 Board Meeting to increase the annual fee from $15,000 to $20,000 and to increase the fee for Committee Chairmen from $1,000 to $2,000. The Company grants 6,000 stock options to each Director every year. Directors are paid $1,000 for attendance at each meeting of the Board of Directors and $750 for each Committee meeting when there is no Board Meeting.

Under our Deferred Compensation Plan for Directors, which was approved at our 1998 Annual Meeting, Directors who are not employees can defer receipt of their fees and have them credited to an account that is based on Units determined by reference to our common stock. If a Director elects to defer his fees, we will credit his account with Units equal to that number of shares that the fees would have bought based on the closing price of our common stock on the previous day. The number of Units will increase with stock splits or stock dividends and upon payment of cash dividends; the number of Units will decrease with reverse stock splits and similar reorganizations. When a Director elects to receive payment for his deferred fees, he will receive an amount equal to the number of Units in his account multiplied by the closing price of our common stock on the day before the election.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

Arthur Hershaft's Employment Agreement

Basic package.   On December 16, 1986, we entered into an employment agreement with Arthur Hershaft, the Chairman of the Board and Chief Executive Officer. The agreement provides for an initial term of five years and was renewed at Mr. Hershaft's option, for an additional five years. Thereafter, the contract is automatically renewed annually unless either we or Mr. Hershaft elect to terminate it. Mr. Hershaft's fixed compensation for the fiscal year ending December 31, 2000 will be $500,000.

Incentive compensation and other features. Mr. Hershaft is a participant in our incentive compensation programs and is entitled to receive other fringe benefits available to our executives. In the event of his permanent disability, Mr. Hershaft will be entitled to $150,000 per annum (inclusive of coverage provided by Social Security) pursuant to the proceeds of the disability insurance policy that we maintain for Mr. Hershaft, provided that the premiums for such disability insurance do not exceed $15,000 per annum.

Termination and change in control features. Mr. Hershaft may resign as an active employee and become a consultant to us following the conclusion of the term of the employment agreement. If Mr. Hershaft becomes a consultant, he will be entitled to receive annual compensation of $150,000 for each year in which he acts as a consultant prior to his 65th birthday and annual compensation of $250,000 for each year in which he acts as a consultant following his 65th birthday. The aggregate length of Mr. Hershaft's consulting term is to be 10 years. If there is a change in the persons that control us that Mr. Hershaft and a majority of our Board of Directors oppose, Mr. Hershaft will be entitled, upon such change of control, to terminate his employment and receive 2.9 times his fixed compensation as defined in the employment agreement. However, if Mr. Hershaft opposes a change in control, but the majority of the Board of Directors vote in favor of such change, then Mr. Hershaft may terminate his employment and receive 2.5 times his fixed compensation. The employment agreement also contains various restrictive covenants limiting Mr. Hershaft's ability to compete with us.

Given the changes in circumstances in the years since his employment agreement was signed in 1986, Mr. Hershaft and the Compensation committees have had preliminary discussions about a new employment agreement. No specific terms have yet been proposed or drafted.

Victor Hershaft's Employment Agreement

Basic package.   On February 13, 1989, we entered into an employment agreement with Victor Hershaft, which was amended as of October 1, 1998. The amended contract provides for Mr. Hershaft to be our Vice Chairman and the President of Apparel Identification. Mr. Hershaft will receive annual cost of living increases in salary. Mr. Hershaft's fixed compensation for the fiscal year ending December 31, 2000 will be $360,000.

Incentive compensation.   Mr. Hershaft is also a participant in our incentive
compensation pro-
gram and is entitled to receive other fringe benefits available to our executives. We also maintain a $200,000 life insurance policy on Mr. Hershaft's life, payable to beneficiaries named by Mr. Hershaft. In the event of a permanent disability, Mr. Hershaft will be entitled to $150,000 per annum (inclusive of coverage provided by Social Security) pursuant to the proceeds of the disability insurance policy we maintain on Mr. Hershaft's behalf, provided that the premiums for such disability insurance do not exceed $7,500 per annum.

Termination and change in control features. The term of Mr. Hershaft's agreement ends on February 13, 2004; however, Mr. Hershaft may terminate the agreement effective February 13, 2000, on proper notice. After February 13, 2004, the agreement is automatically renewed annually unless either we or Mr. Hershaft elects to terminate it. If the agreement is not renewed, in some circumstances, Mr. Hershaft may act as our exclusive manufacturers' representative on agreed terms and conditions, or may elect to receive full compensation and benefits for two years, including the continued exercisability of stock options, or may act as a part-time consultant for up to ten years at $125,000 per year. If there is a change in the persons that control us that Victor Hershaft, Arthur Hershaft and a majority of our Board of Directors oppose, Victor Hershaft will be entitled, upon such change of control, to terminate his employment and receive
2.9 times his fixed compensation as defined in the employment agreement. However, if Victor Hershaft and Arthur Hershaft oppose a change in control, but the majority of the Board of Directors vote in favor of such change, then Victor Hershaft may terminate his employment upon such change in control and receive
2.5 times his fixed compensation. The employment agreement also contains various restrictive covenants limiting Victor Hershaft's ability to compete with us.

The Company is presently in negotiations with Mr. Hershaft to draft a more appropriate and mutually satisfactory employment agreement that will result in Mr. Hershaft's continued employment through February 13, 2004.

PAUL J. GRISWOLD'S EMPLOYMENT AGREEMENT

Basic Package.   As of February 28, 2000, we entered into an employment
agreement with Paul J. Griswold, our President and Chief Operating Officer. We granted Mr. Griswold an option to purchase 300,000 shares at an exercise price of $9.3125 per share, and have agreed to grant him 50,000 restricted shares. He also received a bonus of $200,000 on signing the agreement. We have also agreed to nominate Mr. Griswold for election to the Board of Directors. Mr. Griswold's fixed compensation for the fiscal year ending December 31, 2000 will be $450,000.

Incentive Compensation.   Mr. Griswold is also a participant in our incentive
compensation program and is entitled to receive other fringe benefits available to our other executives.

Termination and change in control features. The employment agreement provides that if we terminate Mr. Griswold's employment without cause, if there is a change of control and his employment situation is affected adversely, or if we do not make him our Chief Executive Officer within 18 months and he elects to terminate his employment, we will pay him not less than 2.99 times his current base salary (fixed compensation) and the average of the last three bonus awards (prorated as necessary) and continued health insurance.

JACK PLAXE'S CHANGE OF CONTROL EMPLOYMENT AGREEMENT

On August 12, 1998, the Board of Directors approved entering into Change of Control Employment Agreements with certain key executives. On April 20, 1999, we entered into such an agreement with Jack Plaxe, our Senior Vice President and Chief Financial Officer. The agreement provides, pursuant to the Board's August 12, 1998 authorization, that if there is a change of control of Paxar, and we either terminate Mr. Plaxe's employment without cause within three years after a change of control, or if he terminates his employment for good reason during that period, Mr. Plaxe will be entitled to not less than 2.99 times the sum of his annual base salary and the bonus that he would have earned assuming that we achieved 100% of the criteria for a bonus payment during the year of termination, continued health insurance benefits and outplacement services.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of the Compensation Committee have never served as our officers or employees or officers or employees of any of our subsidiaries. During the last fiscal year, none of our executive officers served on the Board of Directors or Compensation Committee of any other entity whose officers served either on our Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Executive Compensation Philosophy.   Our executive compensation philosophy
emphasizes three guiding principles. First, providing a competitive executive compensation package that enables us to attract, motivate and retain talented executives. Second, basing a major portion of each executive's annual cash compensation on our annual profitability or the annual profitability of the group or unit for which the executive is primarily responsible. Third, aligning the financial interests of executives with long-term total shareholder return, particularly through stock options and performance awards based on stock.

Our executive compensation program has three major components: base salaries, annual incentives, and long-term incentives.

Base Salaries.   Our executive officers receive base salaries as compensation for their job performance, abilities, knowledge, and experience. The base salaries of Arthur Hershaft, Paul J. Griswold, and Victor Hershaft are determined under the terms of their respective employment contracts with us. Apart from any contractual commitments, the Compensation Committee intends to maintain base salaries at competitive levels in the marketplace for comparable executive ability and experience and to place more emphasis on the incentive portion of executive compensation, thereby correlating compensation to performance. The Committee reviews base salaries annually and determines increases based upon an executive officer's contribution to corporate performance and competitive market conditions.

Annual Incentive Compensation.   The Compensation Committee has adopted an
annual incentive compensation program based upon corporate performance criteria to augment the base salaries paid to executive officers. The measurement for corporate in 1999 was a 20% increase in earnings per share. Actual achievement was 96.3% which resulted in an 81% pay-out of targeted increases. Measurements for group and unit incentives also included an element on operating income and working capital reduction as a percent of sales. For 2000, the plan approved by the Board will measure corporate executives on earnings per share and return on capital employed. Group and unit executives will be measured on earnings per share, operating income and reduction in working capital as a percent of sales.

Long-Term Incentives.   For 2000 and the future, the Committee and the Board
approved, and the Board of Directors is recommending shareholders approve, the Paxar 2000 Long-

Term Performance and Incentive Plan. The Committee believes that, once fully implemented, this plan will provide an excellent vehicle for rewarding performance by Paxar executives and retaining their services for the future using both stock options and performance shares. The annual incentives and performance awards made under the 2000 Plan are measured against various quantitative and qualitative targets and should qualify as "performance based" for compliance with Section 162(m) of the Internal Revenue Code, which otherwise limits deductibility of compensation. For 2000, Performance Share Units awards will be measured by determining, for the period 2000 through 2002, the total shareholder return of our common stock as compared with the comparable return of a group of 22 relevant companies.

Submitted March 31, 2000 by the members of the Compensation Committee.

                          David E. McKinney, Chairman

                               Walter W. Williams

                                  Jack Becker

                               PERFORMANCE GRAPH

The following graph compares on a cumulative basis the yearly percentage change, assuming dividend reinvestment, over the last five fiscal years in (a) the total shareholder return on our common stock with (b) the total return on the Russell 2000 Index, and (c) the total return on a peer group index. The Russell 2000 Index is a small capitalization index. The average market capitalization of companies included in the Index is approximately $592 million, with the largest company having a capitalization of approximately $1.4 billion. The peer group is an index weighted by the relative market capitalization of the following 11 companies which were selected for being in industries related to ours (product identification, bar-code, apparel, textile, ribbon manufacturing and printing), for having revenues between $100 million and $2.5 billion in their most recently reported fiscal years and for having five-year compound annual revenue growth of at least 10%. The 11 are: Brady Corp., Checkpoint Systems, Inc., Moore Corporation Limited, PSC Inc., The Reynolds & Reynolds Company, Standard Register Co., Symbol Technologies, Inc., Wallace Computer Services, Inc., Zebra Technologies Corporation, Unova, Inc. and Telxon Corporation.

The following graph assumes that $100 had been invested in each of Paxar Corporation, the Russell 2000, and the 11 member 1999 Peer Group on December 31, 1994.

                         5-YEAR CUMULATIVE TOTAL RETURN
                      COMPARISON AMONG PAXAR CORPORATION,
                    RUSSELL 2000 INDEX AND PEER GROUP INDEX
[SHAREHOLDER RETURNS GRAPH]

                                                       PAXAR CORP              RUSSELL 2000 INDEX              PEER GROUP
                                                       ----------              ------------------              ----------
Base Period Dec94                                           100                         100                         100
Dec95                                                    165.62                      126.21                      140.05
Dec96                                                    269.53                      144.84                      162.33
Dec97                                                     289.3                      174.56                      160.54
Dec98                                                    174.57                      168.54                      181.66
Dec99                                                     164.8                      201.61                      204.92

                    ASSUMES $100 INVESTED ON JANUARY 1, 1995
                          ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 1999

The immediately preceding sections entitled "Executive Compensation" and "Performance Graph" do not constitute soliciting material for purposes of SEC Rule 14a-9, will not be deemed to have been filed with the SEC for purposes of
Section 18 of the Securities Exchange Act of 1934, and are not to be incorporated by reference into any other filing that we make with the SEC.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We lease a plant located in Sayre, Pennsylvania, from certain present and former principal shareholders and certain of their heirs at an annual rental of $108,000. Management believes that the terms of this transaction are no less favorable to Paxar than the terms obtainable from non-affiliated persons.

We made a loan of $300,000 to Arthur Hershaft in August 1999, which was repaid in March 2000 without interest.

The law firm of Snow Becker Krauss P.C., of which Jack Becker is a principal, serves as our principal outside counsel.

We have procured directors and officers' liability insurance from St. Paul Mercury Insurance Company under a contract dated March 31, 1999 at an aggregate annual premium of $142,800. The policy insures us and our directors and officers in accordance with the indemnification provisions of the New York Business Corporation Law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1.

PROPOSAL 2. TO INCREASE THE SHARES AUTHORIZED FOR ISSUANCE UNDER THE PAXAR EMPLOYEES STOCK PURCHASE PLAN

In 1994, our shareholders approved the Paxar Employee Stock Purchase Plan. Under the Plan, employees after six months of service can have up to 15% of their pay deducted and used to purchase Paxar stock at 80% of the closing price on the date stock is purchased on their behalf by the Company. At the end of March, approximately 2,300 employees were eligible to participate and approximately 400 were participating. The Board of Directors believes that this Plan is in Paxar's best interest as a way of giving employees a greater stake in Paxar and aligning their interests with those of non-employee shareholders. The number of shares authorized in 1994, 818,847, (as adjusted for intervening dividends), has proven inadequate for current participation and stock price levels. The additional shares requested are now estimated to be adequate for the next five years.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2.

PROPOSAL 3. TO APPROVE AND ADOPT THE PAXAR 2000 LONG-TERM PERFORMANCE AND INCENTIVE PLAN.

DESCRIPTION OF THE 2000 PLAN

The Board of Directors has adopted the Paxar 2000 Long-Term Performance and Incentive Plan ("2000 Plan"), and joins with the Company's management in asking for your support of this proposal. Competition for key employees is very intense. To secure top talent, we need to have competitive compensation programs, including equity based awards. The use of stock options and other stock awards is widely prevalent and continues to increase, and we must also do so. The 2000 Plan is integral to our compensation strategies and programs, and with stockholder approval of the 2000 Plan, we expect to continue our efforts to use stock options to incent and retain executive employees with critical skills.

The 2000 Plan permits the grant of any form of award, including, but not limited to, stock options, stock appreciation rights ("SAR's") and stock and cash awards, whether granted singly, in combination or in tandem. During any five-year period, no participant may receive stock options or SAR's with respect to an aggregate of more than 750,000 shares. Stock options will be granted at an exercise price of not less than 100% of fair market value (as defined in the 2000 Plan) on the date of grant and it is expected that options and SAR's will typically be granted for periods of 10 years or less. The 2000 Plan also permits the grant of other awards in stock or denominated in units of stock, which may be subject to restrictions or transfer and/or forfeiture provisions. The maximum number of shares of common stock that may be issued under stock awards under the 2000 Plan will not exceed 20% of the aggregate number of shares available for issuance for all types of awards under the 2000 Plan.

If approved by stockholders, the 2,533,200 shares previously authorized by stockholders for awards under our prior stock option plans that are still available for issuance or that either wholly or in part were not earned, plus those shares that expired, that are or were forfeited, terminated, canceled, settled in cash, payable solely in cash or exchanged for other awards, shall be available for issuance under the 2000 Plan. No new share authorization is being requested.

For purposes of determining the number of shares of common stock issued under the 2000 Plan, no shares will be deemed issued until they are actually delivered to a participant, or such other person in accordance with Section 10 of the 2000 Plan. Shares covered by awards that either wholly or in part are not earned, or that expire or are forfeited, terminated, canceled, settled in cash, payable solely in cash or exchanged for other awards shall be available for future issuance under the 2000 Plan. Further, shares tendered to or withheld by us in connection with the exercise of stock options, or the payment of tax withholding on any award, will also be available for future issuance under the 2000 Plan.

We intend that the 2000 Plan will be administered by the Compensation Committee (or any successor committee), which is constituted in compliance with the rules and regulations issued under the federal securities laws and the Internal Revenue Code. In administering the 2000 Plan, the Committee has the full power to select participants, to interpret the provisions of the plan, to grant waivers of award restrictions, to continue or accelerate the exercisability, vesting or payment of an award and to adopt such rules, regulations and guidelines for carrying out the 2000 Plan as it may deem necessary or proper. The Committee may delegate certain of its duties, power and authority to officers of the Company, pursuant to such conditions and limitations as the Committee may establish. The 2000 Plan may not be amended to increase the maximum number of shares that may be issued under the 2000 Plan (except for adjustments pursuant to Section 14 of the 2000 Plan) or to permit the granting of stock options or SAR's with exercise or grant prices lower than those specified in Section 6 of the 2000 Plan without stockholder approval.

Awards under the 2000 Plan may be made to employees of, and other individuals providing services to Paxar or its subsidiaries. Participants in the 2000 Plan will be recommended by their management, and the Committee intends to review and act on all 2000 Plan grants and awards for officers and certain other senior management positions.

The 2000 Plan has been designed to meet the requirements of section 162(m) of the Internal Revenue Code for stock options and SAR's. In addition, the 2000 Plan contains performance criteria for future long-term incentive awards to qualify those awards for tax deductibility under section 162(m). Those criteria consist of objective tests based on one or more of the following: earnings, cash flow, customer satisfaction, revenues, financial return ratios, market performance, shareholder return and/or value, operating profits, net profits, earnings per share, profit return and margins, stock price and working capital.

The formula for any such award may include or exclude items to measure the specific objectives, such as losses from discontinued operations, extraordinary gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss. These terms apply to "covered employees" as defined in section 162(m), which include the Company's chief executive officer and the four other most highly compensated executive officers of the Company.

The foregoing summary of the terms and features of the 2000 Plan is qualified by reference to the 2000 Plan itself. The 2000 Plan is printed in its entirety as Appendix B beginning on page B-1 and the federal income tax consequences of the issuance and exercise of options and SAR's are summarized in Appendix C beginning on page C-1.

NEW PLAN BENEFITS

We have granted, subject to stockholder approval, options to purchase 672,500 shares of common stock under the 2000 Plan through March 24, 2000, none of which have vested. The exercise price of such Options is $9.3125 per share. In addition, we have granted 217,000 Performance Share Units under the 2000 Plan. These Performance Share Units awards will be measured by determining, for the period 2000 through 2002, the total shareholder return of our common stock as compared with the comparable return of a group of 22 relevant companies. The following table sets forth the number of Options and Performance Share Units granted through March 24, 2000.

                               NEW PLAN BENEFITS

              PAXAR 2000 LONG-TERM PERFORMANCE AND INCENTIVE PLAN

                                                          NUMBER OF       PERFORMANCE SHARE
NAME AND POSITION                                      OPTIONS GRANTED      UNITS GRANTED
-----------------                                      ---------------    -----------------
Arthur Hershaft......................................       60,000              50,000
   Chairman and Chief Executive Officer
Victor Hershaft......................................       25,000              15,000
   Vice Chairman and President, Apparel ID Group
Jack Plaxe...........................................       20,000              15,000
   Senior Vice President and Chief Financial Officer
James Wrigley........................................       20,000              15,000
   President, Paxar Europe
Paul Chu.............................................       10,000               6,000
   Managing Director, Paxar Far East
All executive officers as a group....................      247,000             185,000
All directors who are not executive officers.........          -0-                 -0-
All employees other than executive officers..........      425,500              32,000

The remaining 1,860,700 options available for grant under the 2000 Plan will be awarded at the discretion of the Company's Compensation Committee or Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 3.

PROPOSAL 4. RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

Upon the recommendation of the Audit Committee and the approval of the Board of Directors, Arthur Andersen LLP has been appointed to serve as our independent public accountants for the fiscal year 2000. The Board seeks to have the shareholders ratify the appointment of Arthur Andersen.

Arthur Andersen has been our independent public accountants since November 1979. We paid Arthur Andersen $750,000 for audit and audit related fees during the past fiscal year. They have no financial interest, either direct or indirect, in us. We expect a representative of Arthur Andersen to attend our 2000 Annual Meeting and to have an opportunity to make a statement or respond to appropriate questions from shareholders. If our shareholders do not ratify the appointment of Arthur Andersen, the Board of Directors may appoint other independent public accountants upon the recommendation of the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 4.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and persons who own more than ten percent of our equity securities are required by regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of those reports we have received, or written representations that no other reports were required for those persons, we are not aware of any failures to file reports or report transactions in a timely manner during the fiscal year ended December 31, 1999, except for a late filing of a Form 3 when Mr. Peter B. Kennedy was elected an executive officer.

                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

If you wish to submit proposals for possible inclusion in the Proxy Statement intended for our 2000 Annual Meeting of Shareholders, we must receive them no later than December 1, 2000 in order for them to be included in the Proxy Statement and form of proxy relating to that Annual Meeting. Proposals should be mailed to Paxar Corporation, to the attention of our Secretary, Robert S. Stone, 105 Corporate Park Drive, White Plains, New York 10604. In addition, our bylaws specify procedures for notifying us of nominations for director and other business to be properly brought before any meeting of shareholders. You may also obtain a copy of our bylaws from the Secretary.

                         OUR ANNUAL REPORT ON FORM 10-K

If you own our common stock, you can obtain copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the SEC, including the financial statements, without charge, by writing to Investor
Relations: Attn: Mr. Robert Powers, Paxar Corporation, 105 Corporate Park Drive, White Plains, New York 10604 and you can also find our Annual Report on the SEC's website at www.sec.gov.

By Order of the Board of Directors

/s/ Robert Stone

Robert S. Stone, Secretary

White Plains, New York
March 31, 2000

                                                                      APPENDIX A

                               PAXAR CORPORATION

                            AUDIT COMMITTEE CHARTER
                             ADOPTED JULY 31, 1998;
                           AMENDED NOVEMBER 16, 1999

1. MEMBERSHIP.   The membership of the Audit Committee (the "Committee") will consist of no less than three outside members of the Board of Directors who are independent from management, financially literate, and at least one of whom has accounting or related financial management expertise.

2. MEETINGS.   The Committee shall meet prior to the release and filing of annual and quarterly financial reports with Paxar's financial management and its independent auditors to review and discuss such reports. Meetings also may be called by the Chairman or a majority of members of the Committee and shall be held during normal business hours and at a mutually agreeable location. Meetings may be held by conference telephone or similar methods by means of which all persons participating in the meeting can hear and speak to each other.

3. VACANCIES.   The Nominating Committee of the Board of Directors shall
   designate outside members of the Board who meet the requirements set forth in
   Section 1, above, to fill vacancies, subject to ratification by the Board of Directors.

4. RESPONSIBILITIES.   The Committee shall provide communication links between
   the Board of Directors and:

      a. The independent auditors, with an oversight responsibility for the financial reporting, management systems, policies, internal controls and financial management capabilities of the Corporation;

      b. The senior management responsible for the development, implementation, management and enforcement of the Company's Code of Business Ethics;

      c. The key line and staff management responsible for the development, implementation, and management of the Company's worldwide information systems; and

      d. The key line and staff management responsible for environmental controls and compliance.

5. DUTIES.   The Committee will:

      a. Review the important objectives and policies established and provide input to the responsible managers;

      b. Review the programs management has put in place to insure meeting the key objectives and provide appropriate comments and suggestions to the responsible management;

      c. Ensure that the Corporation has adequate controls, policies, and procedures in place to assure compliance with applicable laws, regulations and company policy;

      d. Inform the Board of Directors on a quarterly basis (and as needed) of any significant situations that could have an important impact on the business;

      e. Review the applicability and effectiveness of this Charter and annually recommend to the Board of Directors its renewal or amendment; and

      f. In all of the above, act in an advisory role to management, in an information role to the full Board of Directors, and in a direct role with regard to the audit and reporting functions of the external auditors.

6. STATUTORY AND REGULATORY FUNCTIONS.   In the interest of proper financial
   management and in compliance with applicable rules and regulations of the SEC, NYSE, and similar entities, the Committee will:

      a. Recommend the selection of an independent auditor to be approved by the Board of Directors and the shareholders, after reviewing the amount of non-audit services provided in the prior year, and require the selected auditor to confirm its independence from management;

      b. Consult with the independent auditor with respect to the scope of the Audit Plan and review the Plan's effectiveness after completion of the audit;

      c. Review, in combination with the independent auditor, the report of audit, or proposed report of audit, and the accompanying management letter or other statement to be included in the Annual Report to Shareholders;

      d. Review all important policies as outlined above and insure compliance by appropriate reports from the responsible management;

      e. Consult with the independent auditor with regard to the adequacy of internal controls; and

      f. Evaluate the financial and accounting functions of the Corporation, including personnel, systems, controls, and overall organization.

                                                                      APPENDIX B

              PAXAR 2000 LONG-TERM PERFORMANCE AND INCENTIVE PLAN

1. OBJECTIVES.

The Paxar Long-Term Performance and Incentive Plan (the "Plan") is designed to attract, motivate and retain selected employees of, and other individuals providing services to Paxar Corporation, ("the Company"). These objectives are accomplished by making long-term performance, incentive and other awards under the Plan, thereby providing Participants with a proprietary interest in the growth and performance of the Company.

2. DEFINITIONS.

(a) "Awards" -- The grant of any form of stock option, stock appreciation right, stock or cash award, whether granted singly, in combination or in tandem, to a Participant pursuant to such terms, conditions, performance requirements, limitations and restrictions as the Committee may establish in order to fulfill the objectives of the Plan.

(b) "Award Agreement" -- An agreement between the Company and a Participant that sets forth the terms, conditions, performance requirements, limitations and restrictions applicable to an Award.

(c) "Board" -- The Board of Directors of Paxar Corporation.

(d) "Capital Stock," or "shares" -- Authorized and issued or unissued Capital Stock of the Company, at such par value as may be established from time to time.

(e) "Code" -- The Internal Revenue Code of 1986, as amended from time to time.

(f) "Committee" -- The committee designated by the Board to administer the Plan.

(g) "Company" -- Paxar Corporation and its affiliates and subsidiaries including subsidiaries of subsidiaries and partnerships and other business ventures in which Paxar Corporation has an equity interest.

(h) "Fair Market Value" -- The average of the high and low prices of Capital Stock on the New York Stock Exchange during the Exchange's normal hours trading session for the date in question, provided that, if no such sales of Capital Stock were made on said exchange on that date, the average of the high and low prices of Capital Stock as reported for the most recent preceding day on which such sales of Capital Stock were made on said exchange.

(i) "Participant" -- An individual to whom an Award has been made under the Plan. Awards may be made to any employee of, or any other individual providing services to, the Company. However, incentive stock options may be granted only to individuals who are employed by the Company or by a subsidiary corporation (within the meaning of Section 424(f) of the Code) of the Company, including a subsidiary that becomes such after the adoption of the Plan.

(j) "Performance Period" -- A multi-year period of no more than five consecutive calendar years over which one or more of the performance criteria listed in
Section 6 shall be measured pursuant to the grant of Long-Term Performance Incentive Awards (whether such Awards take the form of stock, stock units or equivalents or cash). Performance Periods may overlap one another, but no two Performance Periods may consist solely of the same calendar years.

3. CAPITAL STOCK AVAILABLE FOR AWARDS.

The number of shares that may be issued under the Plan for Awards granted wholly or partly in stock is 2,533,200. This amount includes any shares previously authorized by shareholders for grants or awards under any prior plan of the Company which are still available for issuance when the Plan becomes effective. In addition, any shares covered by grants or awards, made under any prior plan of the Company, which are not earned or for which the awards expire or are canceled, terminated, forfeited, settled in cash or payable solely in cash after the Plan becomes effective, shall be available for the issuance of shares under the Plan. Shares of Capital Stock may be made available from the authorized but unissued shares of the Company or from shares held in the Company's treasury and not reserved for some other purpose. For purposes of determining the number of shares of Capital Stock issued under the Plan, no shares shall be deemed issued until they are actually delivered to a Participant, or such other person in accordance with Section 10. Shares covered by Awards that either wholly or in part are not earned, or that expire or are forfeited, terminated, canceled, settled in cash, payable solely in cash or exchanged for other awards, shall be available for future issuance under Awards. Further, shares tendered to or withheld by the Company in connection with the exercise of stock options, or the payment of tax withholding on any Award, shall also be available for future issuance under Awards.

4. ADMINISTRATION.

The Plan shall be administered by the Committee, which shall have full power to select Participants, to interpret the Plan, to grant waivers of Award restrictions, to continue, accelerate or suspend exercisability, vesting or payment of an Award and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper. These powers include, but are not limited to, the adoption of modifications, amendments, procedures, subplans and the like as necessary to comply with provisions of the laws and regulations of the countries in which the Company operates in order to assure the viability of Awards granted under the Plan and to enable Participants regardless of where employed to receive advantages and benefits under the Plan and such laws and regulations.

5. DELEGATION OF AUTHORITY.

The Committee may delegate to officers of the Company its duties, power and authority under the Plan pursuant to such conditions or limitations as the Committee may establish, except that only the Committee or the Board may select, and grant Awards to, Participants who are subject to Section 16 of the Securities Exchange Act of 1934.

6. AWARDS.

The Committee shall determine the type or types of Award(s) to be made to each Participant and shall set forth in the related Award Agreement the terms, conditions, performance requirements, and limitations applicable to each Award. Awards may include but are not limited to those listed in this Section 6. Awards may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement or payment of, or as alternatives to, grants, rights or compensation earned under any other plan of the Company, including the plan of any acquired entity. During any five-year period, no Participant may receive, under the Plan, stock options or stock appreciation rights with respect to an aggregate of more than 750,000 shares. With regard to any "covered employee" (as defined by Section 162(m) of the Code), the maximum number of shares of Capital Stock share equivalents of Capital Stock (stock units) that can be earned by any Participant for any Performance Period is 75,000 shares, subject to adjustment for changes in corporate capitalization, such as a stock split, and if an Award is denominated in cash rather than in shares of Capital Stock or stock units, the share equivalent for purposes of the maximum will be determined by dividing the highest amount that the Award could be under the formula for such Performance Period by the closing price of a share of Capital Stock on the first trading day of the Performance Period.

      (a) Stock Option -- A grant of a right to purchase a specified number of shares of Capital Stock the exercise price of which shall be not less than 100% of Fair Market Value on the date of grant of such right, as determined by the Committee, provided that, in the case of a stock option granted retroactively in tandem with or as substitution for another award granted under any plan of the Company, the exercise price may be the same as the purchase or designated price of such other award. A stock option may be in the form of an incentive stock option ("ISO") which, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code. The number of shares of stock that shall be available for issuance under ISOs granted under the Plan is limited to 1,000,000.

      (b) Stock Appreciation Right -- A right to receive a payment, in cash and/or Capital Stock, equal in value to the excess of the Fair Market Value of a specified number of shares of Capital Stock on the date the stock appreciation right (SAR) is exercised over the grant price of the SAR, which shall not be less than 100% of the Fair Market Value on the date of grant of such SAR, as determined by the Committee, provided that, in the case of an SAR granted retroactively in tandem with or as substitution for another award granted under any plan of the Company, the grant price may be the same as the exercise or designated price of such other award.

      (c) Stock Award -- An Award made in stock and denominated in units of stock. The maximum number of shares of Capital Stock that may be issued under Stock Awards shall not exceed 20% of the aggregate number of shares available for issuance under Awards. All or part of any stock award may be subject to conditions established by the Committee, and set forth in the Award Agreement, which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, increases in specified indices, attaining growth rates, and other comparable measurements of Company performance. An Award made in stock or denominated in units of stock that is subject to restrictions on transfer and/or forfeiture provisions may be referred to as an Award of "Restricted Stock," "Restricted Stock Units" or "Long-Term Performance and Incentive" units.

      (d) Cash Award -- An Award denominated in cash with the eventual payment amount subject to future service and such other restrictions and conditions as may be established by the Committee, and as set forth in the Award Agreement, including, but not limited to, continuous service with the Company, achievement of specific business objectives, increases in specified indices, attaining growth rates, and other comparable measurements of Company performance.

      (e) Performance Criteria under Section 162(m) of the Code for Long-Term Performance and Incentive Awards -- The performance criteria for Long-Term Performance and Incentive Awards (whether such Awards take the form of stock, stock units or equivalents or cash) made to any "covered employee" (as defined by Section 162(m) of the Code) shall consist of objective tests based on one or more of the following: earnings, cash flow, customer satisfaction, revenues, financial return ratios, market performance, shareholder return and/or value, operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, stock price and working capital. Performance criteria may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. The formula for any Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss. Nothing herein shall preclude the Committee from making any payments or granting any Awards whether or not such payments or Awards qualify for tax deductibility under Section 162(m) of the Code.

7. PAYMENT OF AWARDS.

Payment of Awards may be made in the form of cash, stock or combinations thereof and may include such restrictions as the Committee shall determine. Further, with Committee approval, payments may be deferred, either in the form of installments or as a future lump-sum payment, in accordance with such procedures as may be established from time to time by the Committee. Any deferred payment, whether elected by the Participant or specified by the Award Agreement or the Committee, may require the payment to be forfeited in accordance with the provisions of Section 13. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in stock or units of stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for deferred payments denominated in stock or units of stock. At the discretion of the Committee, a Participant may be offered an election to substitute an Award for another Award or Awards of the same or different type.

8. EXERCISE OF STOCK OPTION OR OTHER STOCK AWARD.

Shares of Capital Stock may be purchased under a stock option, or other Stock Award, in cash at the time of the exercise, as set forth in the related Award Agreement or, if permitted by the Committee, by means of tendering Capital Stock or surrendering another Award or any combination thereof, including part payment in cash. The Committee shall determine acceptable methods of tendering Capital Stock or other Awards and may impose such conditions on the use of Capital Stock or other Awards to exercise a stock option or other Stock Award as it deems appropriate.

9. TAX WITHHOLDING.

Prior to the payment or settlement of any Award, the Participant must pay, or make arrangements acceptable to the Company for the payment of, any and all federal, state and local tax withholding that in the opinion of the Company is required by law. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of shares under the Plan, an appropriate number of shares for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes.

10. TRANSFERABILITY

No award shall be transferable or assignable, or payable to or exercisable by, anyone other than the Participant to whom it was granted, except (i) by law, will or the laws of descent and distribution, or (ii) as a result of the disability of a Participant. The Committee, however, (in the form of an Award Agreement or otherwise) may permit transfers of Awards by gift or otherwise to a member of a Participant's immediate family and/or trusts whose beneficiaries are members of the Participant's immediate family, or to such other persons or entities as may be approved by the Committee. Notwithstanding the foregoing, in no event shall ISOs be transferable or assignable other than by will or by the laws of descent and distribution.

11. AMENDMENT, MODIFICATION, SUSPENSION OR DISCONTINUANCE OF THE PLAN.

The Board may amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. Subject to changes in law or other legal requirements that would permit otherwise, the Plan may not be amended without the consent of the holders of a majority of the shares of Capital Stock then outstanding, to (i) increase the aggregate number of shares of Capital Stock that may be issued under the Plan (except for adjustments pursuant to Section 14 of the Plan), or
(ii) permit the granting of stock options or SARs with exercise or grant prices lower than those specified in Section 6.

12. TERMINATION OF EMPLOYMENT.

If the employment of a Participant terminates, other than as a result of the death or disability of a Participant, all unexercised, deferred and unpaid Awards shall be canceled immediately, unless the Award Agreement provides otherwise. In the event of the death of a Participant or in the event a Participant is deemed by the Company to be disabled, the Participant's estate, beneficiaries or representative, as the case may be, shall have the rights and duties of the Participant under the applicable Award Agreement.

13. CANCELLATION AND RESCISSION OF AWARDS.

(a) Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend. withhold or otherwise limit or restrict any unexpired, unpaid, or deferred Awards at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan, or if the Participant engages in any activity that results in termination of the Participant's employment for cause; violates any rules, policies, procedures or guidelines of the Company, is convicted of, or enters a guilty plea with respect to, a crime, whether or not connected with the Company; or engages in any other conduct or act determined by the Committee to be injurious, detrimental or prejudicial to any interest of the Company.

(b) Upon exercise, payment or delivery pursuant to an Award, the Participant shall certify in a manner acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan. In the event a Participant fails to comply with the provisions of this Section 13 prior to, or during the six months after, any exercise, payment or delivery pursuant to an Award, such exercise, payment or delivery may be rescinded within two years thereafter. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company.

14. ADJUSTMENTS.

In the event of any change in the outstanding Capital Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or similar event, the Committee may adjust proportionately: (a) the number of shares of Capital Stock (i) available for issuance under the Plan, (ii) available for issuance under ISOs, (iii) for which Awards may be granted to an individual Participant set forth in Section 6, and
(iv) covered by outstanding Awards denominated in stock or units of stock; (b) the exercise and grant prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any other change affecting the Capital Stock or any distribution (other than normal cash dividends) to holders of Capital Stock, such adjustments in the number and kind of shares and the exercise, grant and conversion prices of the affected Awards as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to cause the Company to issue or assume stock options, whether or not in a transaction to which section 424(a) of the Code applies, by means of substitution of new stock options for previously issued stock options or an assumption of previously issued stock options. In such event, the aggregate number of shares of Capital Stock available for issuance under Awards under Section 3, including the individual Participant maximums set forth in
Section 6 will be increased to reflect such substitution or assumption.

15. MISCELLANEOUS.

(a) Any notice to the Company required by any of the provisions of the Plan shall be addressed to the Company's General Counsel in writing, and shall become effective when it is received.

(b) The Plan shall be unfunded and the Company shall not be required to establish any special account or fund or to otherwise segregate or encumber assets to ensure payment of any Award.

(c) Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements or plans, and such arrangements or plans may be either generally applicable or applicable only in specific cases.

(d) No Participant shall have any claim or right to be granted an Award under the Plan and nothing contained in the Plan shall be deemed or be construed to give any Participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Participant at any time without regard to the effect such discharge may have upon the Participant under the Plan. Except to the extent otherwise provided in any plan or in an Award Agreement, no Award under the Plan shall be deemed compensation for purposes of computing benefits or contributions under any other plan of the Company.

(e) The Plan and each Award Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of New York, County of Westchester, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

(f) In the event that a Participant or the Company brings an action to enforce the terms of the Plan or any Award Agreement and the Company prevails, the Participant shall pay all costs and expenses incurred by the Company in connection with that action, including reasonable attorneys' fees, and all further costs and fees, including reasonable attorneys' fees incurred by the Company in connection with collection.

(g) The Committee and any officers to whom it may delegate authority under
Section 5 shall have full power and authority to interpret the Plan and to make any determinations thereunder, including determinations under Section 13, and the Committee's or such officer's determinations shall be binding and conclusive. Determinations made by the Committee or any such officer under the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

(h) If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(i) The Plan shall become effective on the date it is approved by the requisite vote of the stockholders of the Company.

                                                                      APPENDIX C

              PAXAR 2000 LONG-TERM PERFORMANCE AND INCENTIVE PLAN

FEDERAL INCOME TAX CONSEQUENCES

The Company has been advised by counsel that in general, under the Internal Revenue Code, as presently in effect a Participant will not be deemed to recognize any income for Federal Income Tax purposes at the time an option or stock appreciation right ("SAR") is granted or a restricted stock award is made, nor will the Company be entitled to a tax deduction at that time. However, when any part of an option or SAR is exercised, when restrictions on restricted stock lapse, or when an unrestricted stock award is made, the federal income tax consequences may be summarized as follows:

1. In the case of an exercise of a stock option other than an ISO, the Participant will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the exercise date over the option price.

2. In the case of an exercise of an SAR, the Participant will generally recognize ordinary income on the exercise date in an amount equal to any cash and the fair market value of any unrestricted shares received.

3. In the case of an exercise of an option or SAR payable in restricted stock, or in the case of an award of restricted stock, the immediate federal income tax effect for the Participant will depend on the nature of the restrictions. Generally, the fair market value of the stock will not be taxable as ordinary income until the year in which the Participant's interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. However, the Participant may elect to recognize income when the stock is received, rather than when the interest in the stock is received, the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. If the Participant makes this election, the amount taxed to the Participant as ordinary income is determined as of the date of receipt of the restricted stock.

4. In the case of ISO's, there is generally no tax liability at time of exercise. However, the excess of the fair market value of the stock on the exercise date of over the option price is included in the Participant's income for purposes of the alternative minimum tax. If no disposition of the ISO stock is made before the later of one year from the date of exercise and two years from the date of grant, the Participant will realize a capital gain or loss upon a sale of the stock, equal to the difference between the option price and the sale price, if the stock is not held for the required period, ordinary income tax treatment will generally apply to the excess of the fair market value of the stock on the date of exercise (or, if less, the amount of gain realized on the disposition of the stock) over the option price, and the balance of any gain or any loss will be treated as capital gain or loss. In order for ISO's to be treated as described above, the Participant must remain employed by the Company (or a subsidiary in which the Company holds at least 50 percent of the voting power) from the ISO grant date until three months before the ISO is exercised. The three-month period is extended to one year if the Participant's employment terminates on account of disability. If the Participant does not meet the employment requirement, the option will be treated for federal income tax purposes as an option as described in paragraph 5 below. A Participant who exercises an ISO might also be subject to an alternative minimum tax.

5. Upon the exercise of a stock option other than an ISO, the exercise of a SAR, the award of stock, or the recognition of income on restricted stock, the Company will generally be allowed an income tax deduction equal to the ordinary income recognized by a Participant. The Company will not receive an income tax deduction as a result of the exercise of an ISO, provided that the ISO stock is held for the required period as described above. When a cash payment is made pursuant to the Award, the recipient will recognize the amount of the cash payment as ordinary income, and the Company will generally be entitled to a deduction in the same amount.

6. Pursuant to section 162(m) of the Code, the Company may not deduct compensation of more than $1,000,000 that is paid in a taxable year to an individual who, on the last day of the taxable year, is the Company's chief executive officer or among one of its four other highest compensated officers for that year. The deduction limit, however, does not apply to certain types of compensation, including qualified performance-based compensation. The Company believes that compensation attributable to stock options and stock appreciation rights granted under the Plan will be treated as qualified performance-based compensation and therefore will not be subject to the deduction limit. The Plan also authorizes the grant of long-term performance incentive awards utilizing the performance criteria set forth in the Plan that may likewise be treated as qualified performance-based awards.

PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                                PAXAR CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS

     The undersigned, a holder of common stock of Paxar Corporation, a New York corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 31, 2000, and hereby appoints ARTHUR HERSHAFT and ROBERT S. STONE, and each of them, the proxies of the undersigned, each with full power to appoint their substitutes, and hereby authorizes them to attend, represent and vote for the undersigned, all of the shares of the Company held of record by the undersigned on March 24, 2000 at the Annual Meeting of Shareholders of Paxar, to be held on May 4, 2000 at 9:30 a.m., at the RIHGA Royal Hotel, 151 West 54th Street, New York, New York 10019, and any adjournment or adjournments thereof, as follows:

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS FOR THE ELECTION OF DIRECTORS, FOR THE ADOPTION OF PROPOSALS 2, 3 AND 4, AND AS SAID PROXIES SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING.

                         (TO BE SIGNED ON REVERSE SIDE)
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
                                                       Please mark    [  X  ]
                                                       your votes as
                                                       indicated in
                                                       this example


1. To elect five Directors to serve for a two-year term and one Director to serve for a one-year term.

        FOR                    WITHHOLD AUTHORITY
    all nominees              to vote for all nominees
    listed below                  listed below
       [    ]                        [    ]

(Instructions: TO WITHHOLD AUTHORITY TO VOTE FOR
 ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH
 OR OTHERWISE STRIKE OUT HIS NAME BELOW)

Nominees: Arthur Hershaft, Paul J. Griswold, Thomas R. Loemker,
Walter W. Williams, James C. McGroddy, Warren E. Flick


2. To increase the shares authorized for issuance under the Paxar Employee Stock Purchase Plan by an additional 1,000,000 shares.

   [   ]                         [   ]                        [   ]


3.   To approve and adopt the Paxar 2000 Long-Term Performance and Incentive
     Plan.

   [   ]                         [   ]                        [   ]


4. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the year ending December 31, 2000.

   [   ]                         [   ]                        [   ]


The undersigned hereby revokes any other proxy to vote at such Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitations hereof, said proxies are authorized to vote in accordance with their best judgement.

Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope




SIGNATURE(S)                                            DATE              2000
            -------------------------------------------      -------------

THE SIGNATURE(S) HEREON SHOULD CORRESPOND EXACTLY WITH THE NAME(S) OF THE SHAREHOLDER(S) APPEARING ON THE STOCK CERTIFICATE. IF STOCK IS JOINTLY HELD, ALL JOINT OWNERS SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SIGNER IS A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME, AND GIVE TITLE OF SIGNING OFFICER.

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